For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports First Quarter 2024 Results

Earnings Call Webcast to Discuss First Quarter Financial Results

Scheduled to Post to Corporate Website on Friday, May 17, 2024

New York, May 15, 2024 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the First Quarter ended March 31, 2024.

First Quarter 2024 Summary Results

During the First Quarter 2024, the disrupted movie release schedule caused by the 2023 Hollywood Strikes continued to negatively impact our financial results.     Despite these revenue setbacks, our global operations teams managed our cinema expenses to reduce our overall First Quarter 2024 operating loss. As our cinema business endured these temporary challenges, to support our overall global operations over the last six months we monetized two real estate assets – our Maitland property in NSW (Australia) and our office building in Culver City, California.   Despite the loss of revenues and income from these two property assets, our First Quarter 2024 real estate business delivered the second highest first quarter revenues and operating income since the first quarter of 2019, which demonstrates the strength of our real estate assets, operations and management teams.

•	Total Revenues decreased slightly by 2% (or $0.8 million) to $45.1 million compared to $45.8 million in Q1 2023.
•	Operating Loss improved by 4% (or $0.3 million) to a loss of $7.5 million compared to a Q1 2023 operating loss of $7.9 million.
•	Adjusted EBITDA loss of $4 million increased by 40% from a negative $2.8 million in Q1 2023.
•	Basic loss per share weakened by 18% (or $0.09) to a loss of $0.59 compared to a loss of $0.50 for Q1 2023.
•

Net loss attributable to Reading increased by 19% to a loss of $13.2 million compared to a loss of $11.1 million, primarily driven by increased interest expense and a loss on the sale of our Culver City office building which closed in February 2024.

The Australian dollar average exchange rates weakened against the U.S. dollar by 3.9%, compared to Q1 2023, while the New Zealand dollar average exchange rates weakened by 2.8% against the U.S. dollar compared to Q1 2023. The exchange rate fluctuation contributed to our loss for the period, and negatively impacted on our overall financial results.

President and Chief Executive Officer, Ellen Cotter said, “We're encouraged by the resilience of our Company to weather the recent hurdles. The 2023 Hollywood Strikes caused delays in major studio releases leading to a dip in cinema revenues during the First Quarter of 2024.  However, we reduced our operating loss reflecting enhanced operational efficiency. We believe that as the effects of the 2023 Hollywood Strikes fade, a movie release schedule that is fuller and more compelling will boost cinema revenues through the next three quarters of 2024 and into 2025.   The remainder of the 2024 film schedule is robust, featuring highly anticipated releases such as Inside Out 2,  Deadpool & Wolverine,  Joker: Folie à Deux,  Wicked, and Gladiator 2. The outlook for 2025 is equally promising, with Disney planning nearly twice as many releases compared to 2024, benefiting from the studio's renewed emphasis on creativity and original storytelling. In addition, 2025 will see James Cameron's Avatar 3, Tom Cruise in Mission: Impossible  8, a new Jurassic World film from Universal, and James Gunn's Superman from DC Studios for Warner Bros. These upcoming blockbusters are expected to energize the box office and keep moviegoers engaged.”

Ms. Cotter continued “As our global cinema business continues its recovery from both the pandemic and the 2023 Hollywood Strikes, we need to raise additional liquidity to support our operations through 2024 and reduce our overall debt structure, so we’ll again turn to our real estate portfolio.  In the last six months, we have generated $11.3 million in net sales proceeds from the sale of our Maitland property (NSW) and our Culver City office building.   To ensure our Company’s long-term sustainability, we have identified additional properties to monetize.  As of today, we are marketing for sale our Cannon Park property assets in Townsville (AU), in addition to certain international fee properties on which Reading Cinemas are located.   In each case, we will pursue a lease back of our Reading Cinema.  In addition, our 26.6-acre industrial site in Williamsport, Pennsylvania is held for sale.

“Our real estate operations continue to deliver solid results. Our First Quarter 2024 Australian Real Estate division achieved the highest quarterly operating income since Q2 2018. And, we delivered improved quarterly operating results in our Live Theatre division and in April 2024, we executed (i) a two-year extension of our license agreement with AO Media, LLC, an affiliate of Audible, at the Minetta Lane Theatre and (ii) a license agreement for an open-ended run of The Big Gay Jamboree being produced by, among others, LuckyChap Entertainment, Margot Robbie’s production company also behind Barbie.  The Big Gay Jamboree starts performances at the Orpheum in mid-September 2024.”

Key Points

Cinema Business

•

At $41.3 million, our Q1 2024 global cinema revenue slightly decreased by 2% compared to Q1 2023. At $4.2 million, our Q1 2024 cinema operating loss decreased by $0.4 million, or 10%, compared to an operating loss of $4.6 million during Q1 2023.

•

Despite a 5.1% downturn in the North American Box Office, our U.S. Cinema business exceeded industry performance by 670 basis points and augmented our U.S. market share by 5 basis points, despite closing three theaters. This result is attributed to the exceptional performance of our arthouses headlined by films such as Zone of Interest,  American Fiction, All of Us Strangers, Problemista and Perfect Days. Notably, the Angelika in New York distinguished itself as North America’s top-performing theater for Zone of Interest,  All of Us Strangers, Problemista and Perfect Days.

•

Our revenues were further enhanced by the opening of two new state-of-the-art theaters in Australia, each featuring recliners and elevated F&B: (i) an eight-screen Angelika boutique cinema at South City Square, Brisbane QLD and (ii) a five-screen Reading Cinemas with TITAN LUXE in Busselton, Western Australia.

•

Over the last twelve months to improve the long-term profitability of our U.S. Cinema circuit, we closed (i) two Consolidated Theatres in Hawaii in the third quarter of 2023 and (ii) a 16 screen Reading Cinema in California in the fourth quarter of 2023.

•	We have one additional Reading Cinema in the pipeline in Australia located in Noosa (Queensland).

Real Estate Business

•

Real estate segment revenue for Q1 2024 decreased by $0.1 million (or 3%) to $4.9 million, compared to $5.1 million in Q1 2023. Real estate segment operating income for Q1 2024 decreased by $0.1 million (or 12%) to $0.9 million compared to a real estate segment operating income of $1.0 million in Q1 2023.

•	The changes between the first quarter of 2024 and the first quarter of 2023 were partially attributable to the monetizations of our Culver City office building and our Maitland property (NSW).

Balance Sheet and Liquidity

•	As of March 31, 2024, our cash and cash equivalents were $7.5 million.
•	As of March 31, 2024, we had total gross debt of $195.7 million, which represents a $14.6 million reduction in debt since December 31, 2023, when our gross debt was $210.3 million.
•	As of March 31, 2024, our assets had a total book value of $494.9 million as compared to a book value of $533.1 million as of December 31, 2023.

•

To continue supporting our overall liquidity, during the first quarter we monetized our office building at 5995 Sepulveda Blvd. Culver City, California for $10.0 million.  Also, in the fourth quarter of 2023, we monetized our underperforming Maitland Australia (NSW) property for AU$2.8 million and leased back the 4-screen Reading Cinema on a short-term basis, both of which positively impacted cash but contributed to this quarter’s weakening in Real Estate Revenues.  Despite generating a loss of $1.1 million from the sale, our decision to monetize our Culver City office building was influenced by the fact that, given the availability on favorable terms of office space elsewhere in Los Angeles and our reduced space needs in California, we believe that a relocation of this office space could save us approximately $1.5million in expense between now and the end of 2025.

•	Through Q1 2024, we worked closely with our other lenders to amend our existing debt facilities and extend upcoming maturity dates.

o	On January 26, 2024, we extended the maturity date of the loan secured by our Off-Broadway theatres in NYC to June 1, 2024.
o	On February 23, 2024, we repaid the $8.35 million loan on our Culver City office building following the sale of the asset.
o	On March 27, 2024, we amended the Bank of America/Bank of Hawaii loan by extending the maturity to August 18, 2025 and reducing certain principal repayment amounts.
o

On April 4, 2024, with respect to our loan from National Australia Bank, we extended the maturity date to July 31, 2026, and negotiated a Bridge Facility of A$20 million due March 31, 2025 (to be prepaid upon the sale of certain assets).

o	Most recently, on April 23, 2024, we closed the 1-year extension option on our 44 Union Square loan to extend the maturity date to May 6, 2025. We have one remaining one year option.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Friday,  May  17, 2024, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on May 16, 2024 by 5:00 p.m. Eastern Time. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results .

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding our business structure and diversification strategy; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2024 and 2025 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas; our beliefs regarding the upcoming movie slates, the refocus of film distributors and its impact on our business; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information..

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Revenue
Cinema	$41,271	$41,987
Real estate	3,781	3,820
Total revenue	45,052	45,807
Costs and expenses
Cinema	(40,720)	(41,654)
Real estate	(2,235)	(2,215)
Depreciation and amortization	(4,205)	(4,639)
General and administrative	(5,423)	(5,179)
Total costs and expenses	(52,583)	(53,687)
Operating income (loss)	(7,531)	(7,880)
Interest expense, net	(5,286)	(4,117)
Gain (loss) on sale of assets	(1,125)	—
Other income (expense)	341	174
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(13,601)	(11,823)
Equity earnings of unconsolidated joint ventures	(25)	19
Income (loss) before income taxes	(13,626)	(11,804)
Income tax benefit (expense)	223	480
Net income (loss)	$(13,403)	$(11,324)
Less: net income (loss) attributable to noncontrolling interests	(175)	(213)
Net income (loss) attributable to Reading International, Inc.	$(13,228)	$(11,111)
Basic earnings (loss) per share	$(0.59)	$(0.50)
Diluted earnings (loss) per share	$(0.59)	$(0.50)
Weighted average number of shares outstanding–basic	22,348,994	22,114,927
Weighted average number of shares outstanding–diluted	22,348,994	22,114,927

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2024	2023
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$7,501	$12,906
Restricted cash	831	2,535
Receivables	7,104	7,561
Inventories	1,318	1,648
Prepaid and other current assets	3,069	2,881
Land and property held for sale	460	11,179
Total current assets	20,283	38,710
Operating property, net	253,809	262,417
Operating lease right-of-use assets	172,201	181,542
Investment and development property, net	8,353	8,789
Investment in unconsolidated joint ventures	4,539	4,756
Goodwill	24,671	25,535
Intangible assets, net	1,944	2,038
Deferred tax asset, net	112	299
Other assets	8,948	8,965
Total assets	$494,860	$533,051
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$47,826	$43,828
Film rent payable	5,481	6,038
Debt - current portion	41,464	34,484
Subordinated debt - current portion	393	586
Taxes payable - current	1,025	1,376
Deferred revenue	9,893	10,993
Operating lease liabilities - current portion	22,198	23,047
Other current liabilities	6,569	6,731
Total current liabilities	134,849	127,083
Debt - long-term portion	125,459	146,605
Subordinated debt, net	27,228	27,172
Noncurrent tax liabilities	6,234	6,586
Operating lease liabilities - non-current portion	171,793	180,898
Other liabilities	11,569	11,711
Total liabilities	$477,132	$500,055
Commitments and contingencies (Note 15)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,611,296 issued and 20,675,185 outstanding at March 31, 2024 and
33,602,627 issued and 20,666,516 outstanding at December 31, 2023	237	237
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2024 and December 31, 2023	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	156,078	155,402
Retained earnings/(deficits)	(92,717)	(79,489)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(5,211)	(2,673)
Total Reading International, Inc. stockholders’ equity	17,997	33,087
Noncontrolling interests	(269)	(91)
Total stockholders’ equity	17,728	32,996
Total liabilities and stockholders’ equity	$494,860	$533,051

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,		% Change Favorable/
(Dollars in thousands)	2024	2023	(Unfavorable)
Segment revenue
Cinema
United States	$21,308	$21,811	(2)%
Australia	17,322	17,212	1%
New Zealand	2,641	2,964	(11)%
Total	$41,271	$41,987	(2)%
Real estate
United States	$1,485	$1,554	(4)%
Australia	3,083	3,137	(2)%
New Zealand	365	374	(2)%
Total	$4,933	$5,065	(3)%
Inter-segment elimination	(1,152)	(1,245)	7%
Total segment revenue	$45,052	$45,807	(2)%
Segment operating income (loss)
Cinema
United States	$(3,436)	$(4,326)	21%
Australia	(498)	(125)	(>100)%
New Zealand	(231)	(161)	(43)%
Total	$(4,165)	$(4,612)	10%
Real estate
United States	$(367)	$(217)	(69)%
Australia	1,458	1,413	3%
New Zealand	(201)	(190)	(6)%
Total	$890	$1,006	(12)%
Total segment operating income (loss) (1)	$(3,275)	$(3,606)	9%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2024	2023
Net Income (loss) attributable to Reading International, Inc.	$(13,228)	$(11,111)
Add: Interest expense, net	5,286	4,117
Add: Income tax expense (benefit)	(223)	(480)
Add: Depreciation and amortization	4,205	4,639
Adjustment for infrequent events and discontinued operations	—	—
EBITDA	$(3,960)	$(2,835)
Adjustments for:
None	—	—
Adjusted EBITDA	$(3,960)	$(2,835)

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Three Months Ended
	March 31,
(Dollars in thousands)	2024	2023
Segment operating income (loss)	$(3,275)	$(3,606)
Unallocated corporate expense
Depreciation and amortization expense	(102)	(179)
General and administrative expense	(4,154)	(4,095)
Interest expense, net	(5,286)	(4,117)
Equity earnings of unconsolidated joint ventures	(25)	19
Gain (loss) on sale of assets	(1,125)	—
Other income (expense)	341	174
Income (loss) before income tax expense	$(13,626)	$(11,804)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) –  We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.